Exhibit 99.1

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Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

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Avista Corp. Reports Results for the Fourth Quarter and Fiscal Year 2007

Board of Directors Increases Common Stock Dividend by 10 Percent

SPOKANE, Wash. – Feb. 20, 2008, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported net income of $14.1 million, or $0.26 per diluted share, for the fourth quarter of 2007, a decrease compared to net income of $17.8 million, or $0.35 per diluted share, for the fourth quarter of 2006. For the year ended Dec. 31, 2007, Avista Corp.’s net income was $38.5 million, or $0.72 per diluted share, a decrease compared to net income of $72.9 million, or $1.46 per diluted share, for the year ended Dec. 31, 2006.

“While we are disappointed with our financial results for 2007, we expect significant improvement in our results for 2008. This is primarily due to the implementation of a general rate increase in Washington on January 1, the current outlook for improved hydroelectric generation and the planned refinancing of high-cost debt,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

The following table shows results for the fourth quarter of 2007 and the year ended Dec. 31, 2007, as compared to the respective periods of 2006:

($ in thousands, except per-share data)	Q4 2007	Q4 2006	Year 2007	Year 2006
Operating Revenues	$386,903	$426,714	$1,417,757	$1,506,311
Income from Operations	$43,538	$51,953	$138,429	$199,560
Net Income	$14,073	$17,837	$38,475	$72,941

Net Income (Loss) by Business Segment:
Avista Utilities	$12,212	$14,263	$43,822	$57,794
Energy Marketing & Resource Management	$(73)	$2,358	$(11,877)	$11,567
Advantage IQ	$1,680	$1,352	$6,651	$6,255
Other	$254	$(136)	$(121)	$(2,675)
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.23	$0.28	$0.82	$1.16
Energy Marketing & Resource Management	$—	$0.04	$(0.22)	$0.23
Advantage IQ	$0.03	$0.03	$0.12	$0.12
Other	$—	$—	$—	$(0.05)
Total earnings per diluted share	$0.26	$0.35	$0.72	$1.46

Fourth Quarter and Fiscal Year 2007 Highlights

Avista Utilities: Utility earnings for the fourth quarter and full year of 2007 were lower than we originally forecasted. The decision of the Washington Utilities and Transportation Commission (WUTC) in late 2006 to deny our request for more timely recovery of transmission and generation investments presented a significant challenge for us without the rate relief we had anticipated.

Our challenge was compounded by below normal hydroelectric generation and higher electric resource costs as compared to the amount included in base rates. This caused us to absorb $8.5 million of costs under the Energy Recovery Mechanism (ERM) in Washington compared to a benefit of $2.6 million under the ERM in 2006. Higher electric resource costs decreased 2007 gross margin (operating revenues less resource costs) for 2007 as compared to 2006. For the fourth quarter and fiscal year 2007, we had higher other operating expenses as well as increased depreciation and amortization for utility plant investments not covered in 2007 rates. Also, as part of the Washington rate case settlement described below, we agreed to write-off $3.8 million of unamortized debt repurchase costs in 2007.

We received needed rate relief beginning Jan. 1, 2008. The Washington general rate case settlement approved by the WUTC in December 2007 increased electric rates for our Washington customers by an average of 9.4 percent, which is designed to increase annual revenues by $30.2 million. Also, the base level of power supply costs used in the ERM calculations was updated. Natural gas rates for our Washington customers increased by an average of 1.7 percent, which is designed to increase annual revenues by $3.3 million. The settlement is based on a rate of return of 8.2 percent with a common equity ratio of 46 percent and a 10.2 percent return on equity.

Based on current snowpack conditions, we forecast hydroelectric generation to be slightly above normal for 2008, an improvement over 2007 when hydroelectric generation was 96 percent of normal. Given the forecasted improvement in hydroelectric generation and the resetting of the base level of power supply costs used in the ERM calculations, we expect a benefit under the ERM in 2008. This 2008 forecast of hydroelectric generation will be revised based on precipitation, temperatures and other variables during the year.

In October 2007, we filed a natural gas general rate case in Oregon requesting an overall rate increase of 2.3 percent, which is designed to increase annual revenues by $3.0 million. In December 2007, we entered into a settlement agreement with all parties in the Oregon general rate case for the purpose of resolving the cost of capital components. In the settlement, the parties agreed to a rate of return of 8.21 percent with a common equity ratio of 50 percent and a 10 percent return on equity. The settlement agreement does not impact any other revenue requirement or rate-related issues. We are currently in settlement discussions related to the remaining issues in the case.

Advantage IQ: Net income from Advantage IQ for the fourth quarter and fiscal year 2007 increased as compared to the prior year. Earnings growth for Advantage IQ was limited in 2007 due to expenses incurred for consulting services during the second and third quarters.

Advantage IQ’s annual revenues for 2007 increased 19 percent as compared to the prior year and totaled $47.3 million. In 2007, Advantage IQ processed bills totaling $12.5 billion, an increase of 16 percent, as compared to 2006.

Energy Marketing and Resource Management: On June 30, 2007, Avista Energy completed the sale of substantially all of its contracts and ongoing operations to Shell Energy North America (U.S.), L.P. (Shell Energy), formerly known as Coral Energy Holding, L.P., and certain of Shell Energy’s subsidiaries. Completion of this transaction ends substantially all of the operations of this business segment. As previously reported, results from the segment prior to the sale were below our expectations.

Other: Results from our other businesses improved as compared to 2006. This was due in part to net gains on certain long-term venture fund investments in 2007 compared to net losses in 2006.

Liquidity and Capital Resources: The majority of the $169 million of proceeds from the Avista Energy transaction were deployed into our regulated utility operations.

Moody’s Investors Service and Standard & Poor’s recently upgraded our credit ratings, which resulted in an investment grade rating for our senior unsecured debt and corporate rating from each of these agencies. These upgrades reflect several steps taken over the past few years to lower our business risk profile and improve financial metrics. The most recent significant steps were the sale of substantially all of Avista Energy’s contracts and ongoing operations and our general rate case settlement in Washington.

We have long-term debt maturities of $318 million in 2008, the majority of which is $273 million of 9.75 percent Senior Notes that mature on June 1, 2008. We will issue new debt to fund a significant portion of the maturing debt, and it should be at a substantially lower interest rate.

Utility capital expenditures were $206 million for 2007. We expect utility capital expenditures to be approximately $200 million in 2008 and over $200 million in each of 2009 and 2010.

Board of Directors Increases Common Stock Dividend by 10 Percent

On Feb. 15, 2008, Avista Corp.’s board of directors declared a quarterly dividend of $0.165 per share on the company’s common stock, an increase of 10 percent or $0.015 per share. The dividend is payable March 14, 2008, to shareholders of record at the close of business on Feb. 28, 2008. Payment of dividends is subject to declaration and approval by the board each quarter.

“This action is indicative of the significant progress that our company has made and our positive outlook for the future,” said Morris. “This progress was also recognized by the credit rating agencies, which have all upgraded one or more components of our debt over the past nine months. Management intends to recommend that the board further review our dividend level during the second half of 2008.”

Earnings Guidance and Outlook

We are confirming our 2008 guidance for consolidated earnings to be in the range of $1.35 to $1.55 per diluted share. We expect Avista Utilities to contribute in the range of $1.20 to $1.40 per diluted share for 2008. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures, as well as slightly above normal hydroelectric generation. These factors, combined with resetting the ERM in the Washington general rate, are expected to result in a benefit under the ERM in 2008. We are revising our guidance for Advantage IQ downward to a range of $0.10 to $0.12 per diluted share from a range of $0.13 to $0.15. This is due to the recent decline in short-term interest rates, which will decrease Advantage IQ’s interest earnings on funds held for customers. We expect the other businesses to be between break-even and a loss of $0.03 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Feb. 20, 2008, at 10:30 a.m. EST to discuss this news release. The call is available at (888) 713-4211, passcode: 82810283. A replay of the conference call will be available through Wednesday, Feb. 27, 2008. Call (888) 286-8010, passcode 49051478 to listen to the replay. A simultaneous webcast of the call is available on our website, www.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 352,000 electric and 311,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, dividends, our current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the potential effects of any legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global warming; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in future economic conditions in our service territory and the United States in general, including inflation or deflation; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2007. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Securities ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies. Each credit rating should be evaluated independently of any other ratings.

-0815-

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year Ended December 31,
	2007	2006	2007	2006
Operating revenues	$386,903	$426,714	$1,417,757	$1,506,311

Operating expenses:
Resource costs	237,737	274,725	849,674	895,783
Other operating expenses	64,030	64,096	266,561	254,003
Depreciation and amortization	23,212	21,617	90,650	87,083
Utility taxes other than income taxes	18,386	14,323	72,443	69,882

Total operating expenses	343,365	374,761	1,279,328	1,306,751

Income from operations	43,538	51,953	138,429	199,560

Other income (expense):
Interest expense, net of capitalized interest	(20,659)	(23,136)	(82,576)	(93,233)
Regulatory disallowance of unamortized debt repurchase costs	—	—	(3,850)	—
Other income - net	1,392	1,311	10,806	8,600

Total other income (expense) - net	(19,267)	(21,825)	(75,620)	(84,633)

Income before income taxes	24,271	30,128	62,809	114,927
Income taxes	10,198	12,291	24,334	41,986

Net income	$14,073	$17,837	$38,475	$72,941

Weighted-average common shares outstanding (thousands), basic	52,877	49,788	52,796	49,162
Weighted-average common shares outstanding (thousands), diluted	53,251	50,681	53,263	49,897
Total earnings per common share, basic	$0.27	$0.36	$0.73	$1.48

Total earnings per common share, diluted	$0.26	$0.35	$0.72	$1.46

Dividends paid per common share	$0.150	$0.145	$0.595	$0.570

Issued February 20, 2008

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31, 2007	December 31, 2006

Assets
Cash and cash equivalents	$11,839	$28,242
Restricted cash	4,068	29,903
Accounts and notes receivable	105,440	286,150
Current energy commodity derivative assets	—	343,726
Other current assets	210,838	344,253
Total net utility property	2,347,758	2,215,037
Non-utility properties and investments-net	56,084	60,301
Non-current energy commodity derivative assets	—	313,300
Other property and investments-net	60,073	60,030
Regulatory assets for deferred income taxes	117,461	105,935
Regulatory assets for pensions and other postretirement benefits	51,006	54,192
Other regulatory assets	43,004	31,752
Non-current utility energy commodity derivative assets	55,313	25,575
Power and natural gas deferrals	85,885	97,792
Unamortized debt expense	32,542	46,554
Other deferred charges	4,902	13,766

Total Assets	$3,186,213	$4,056,508

Liabilities and Stockholders’ Equity
Accounts payable	$117,546	$286,099
Current energy commodity derivative liabilities	—	313,499
Current portion of long-term debt	427,344	26,605
Current portion of preferred stock (subject to mandatory redemption)	—	26,250
Short-term borrowings	—	4,000
Other current liabilities	218,759	288,756
Long-term debt	521,489	949,854
Long-term debt to affiliated trusts	113,403	113,403
Non-current energy commodity derivative liabilities	—	309,990
Regulatory liability for utility plant retirement costs	205,773	197,712
Pensions and other postretirement benefits	90,555	103,604
Deferred income taxes	440,918	459,756
Other non-current liabilities and deferred credits	136,460	62,455

Total Liabilities	2,272,247	3,141,983

Common stock - net (52,909,013 and 52,514,326 outstanding shares)	726,933	715,620
Retained earnings and accumulated other comprehensive loss	187,033	198,905

Total Stockholders’ Equity	913,966	914,525

Total Liabilities and Stockholders’ Equity	$3,186,213	$4,056,508

Issued February 20, 2008

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Fourth Quarter		Year Ended December 31,
	2007	2006	2007	2006
Avista Utilities
Retail electric revenues	$157,297	$147,197	$576,260	$554,136
Retail kWh sales (in millions)	2,374	2,329	8,912	8,775
Retail electric customers at end of period	351,512	345,450	351,512	345,450

Wholesale electric revenues	$22,967	$27,237	$105,729	$126,208
Wholesale kWh sales (in millions)	272	302	1,594	2,117

Sales of fuel	$1,302	$3,153	$12,910	$48,176
Other electric revenues	$3,544	$3,553	$16,231	$18,863

Retail natural gas revenues	$143,622	$148,991	$424,246	$416,010
Wholesale natural gas revenues	$30,935	$24,195	$142,167	$93,221
Transportation and other natural gas revenues	$2,635	$2,911	$10,820	$11,324
Total therms delivered (in thousands)	202,186	195,190	700,433	629,906
Retail natural gas customers at end of period	310,535	304,586	310,535	304,586

Income from operations (pre-tax)	$40,911	$46,138	$150,053	$177,049
Net income	$12,212	$14,263	$43,822	$57,794

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$116	$7,965	$(7,135)	$33,414
Realized gross margin	$116	$7,897	$17,459	$31,904
Unrealized gross margin	—	$68	$(24,594)	$1,510
Income (loss) from operations (pre-tax)	$(370)	$3,605	$(22,366)	$13,239
Net income (loss)	$(73)	$2,358	$(11,877)	$11,567

Advantage IQ
Revenues	$12,648	$10,626	$47,255	$39,636
Income from operations (pre-tax)	$2,812	$2,261	$11,012	$10,479
Net income	$1,680	$1,352	$6,651	$6,255

Other
Revenues	$5,533	$4,869	$20,598	$21,186
Income (loss) from operations (pre-tax)	$185	$(51)	$(270)	$(1,207)
Net income (loss)	$254	$(136)	$(121)	$(2,675)

Issued February 20, 2008